Exhibit 99.1

Contacts: James E. Braun, EVP & Chief Financial Officer MRC Global Inc. Jim.Braun@mrcpvf.com 832-308-2845 Ken Dennard, Managing Partner DRG&L ksdennard@drg-l.com 713-529-6600

MRC GLOBAL INC. ANNOUNCES CLOSING OF TERM LOAN

AND REDEMPTION OF SENIOR SECURED NOTES

HOUSTON, TX – November 9, 2012 – MRC Global Inc. (NYSE:MRC) announced today the successful syndication and closing of the previously announced $650 million seven-year senior secured Term Loan B. The company used the proceeds of the new term loan, together with a draw under the company’s global asset-based lending (ABL) facility, to redeem all of the outstanding 9.50% Senior Secured Notes due 2016 of McJunkin Red Man Corporation, a wholly owned subsidiary of the company.

Andrew R. Lane, MRC Global’s Chairman, President and CEO, said “We are very pleased to complete this refinancing of our long-term debt. These transactions have extended the maturity of our long-term debt and significantly reduced our interest expense by taking advantage of historically low rates. Our new term loan can provide a base for our capital structure in the years to come.”

New Term Loan B

The company has the option under the term loan to pay interest at a base rate, subject to a floor of 2.25%, plus an applicable margin, or at a rate based on LIBOR, subject to a floor of 1.25%, plus an applicable margin. The applicable margin for base rate loans is 400 basis points and the applicable margin for LIBOR loans is 500 basis points. The margin will step down by 25 basis points if the company’s consolidated total leverage ratio (as defined in the term loan) is less than 2.50:1.00. At current LIBOR levels, the effective interest rate of the term loan is equal to 6.25%, as compared to an interest rate of 9.50% on the notes.

During the nine months ended September 30, 2012, the company purchased in the open market $188.7 million in aggregate principal amount of the notes for $205.0 million. Borrowings under the company’s global ABL facility funded these purchases. The company expects to reduce its interest expense by over $50 million per year as a result of these purchases and the redemption of the notes, assuming the company’s current debt levels, the initial interest rate under the term loan of 6.25% and current interest rates under the company’s global ABL facility.

The term loan is secured by a first lien on all of the company’s assets, the assets of all of the company’s domestic subsidiaries and a pledge of all of the capital stock of the company’s domestic subsidiaries and 65% of the capital stock of the company’s first tier foreign subsidiaries, subject to certain exceptions, other than the assets securing the ABL facility (which include the company’s accounts receivable, inventory and related assets), and by a second lien on this ABL collateral.

Redemption of Senior Secured Notes

The company also announced today that, pursuant to its call for redemption on October 24, 2012, $861,319,000 in principal amount of the notes, which represents all of the notes currently outstanding, has been redeemed.

MRC Global expects to record a charge arising from the redemption of the notes of approximately $93 million, including the write off of original issue discount and debt issuance costs on the redeemed notes and for the applicable redemption premium.

In connection with the redemption of the notes and the entry into the term loan, the company also amended its existing global ABL facility.

About MRC Global Inc. – Global Supplier of Choice®

Headquartered in Houston, Texas, MRC, a Fortune 500 company, is the largest global distributor of pipe, valve, and fittings (PVF) and related products and services to the energy industry, based on sales, and supplies these products and services across each of the upstream, midstream and downstream sectors. More information on MRC can be found on our website at www.mrcglobal.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Words such as “expects,” and similar expressions are intended to identify forward-looking statements.

The company’s expectations regarding the interest savings from the transactions described in this news release are only the company’s expectations regarding these savings. Whether the company is actually successful in obtaining these savings is dependent on a number of factors, including (among others) the company’s debt levels, the interest rate from time to time under the term loan and the interest rates and amounts outstanding under the company’s global ABL facility.

###

2